                  PAPER A: Appendix

                  Details of Ontario's Finances
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                2006 ONTARIO BUDGET
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                                                                    DETAILS OF ONTARIO'S FINANCES

Introduction
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         Paper A, Building Opportunity, Building a Stronger Ontario, provided an overview of the Province's key priorities, economic outlook, medium-term fiscal plan and an update on the government's progress on managing change and delivering results.

         This appendix provides details on Ontario's recent fiscal performance and other financial information, specifically:

•      Section I:            Fiscal Transparency and Accountability;

•      Section II:           Support from Gaming for Health Care, the Ontario Trillium Foundation and Communities;

•      Section III:          Support for Investments for Healthier Ontarians;

•      Section IV:           Potential Risks, Cost Drivers and Contingent Liabilities; and

•      Section V:            Fiscal Tables and Graphs.

Section I:  Fiscal Transparency and Accountability
---------------------------------------------------------------------------------------------------------------------------------------

         The government is committed to enhancing transparency and accountability. It has taken a number of key actions in this area.

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ENHANCEMENTS IN TRANSPARENCY AND ACCOUNTABILITY
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      The Fiscal Transparency and Accountability Act (FTAA) has set new standards for how the Province plans to allocate resources, and how and when it presents financial reports to the people of Ontario.
      In October 2005, the government issued the first-ever long-range assessment of Ontario's fiscal and economic environment, Toward 2025: Assessing Ontario's Long-Term Outlook.
      For the first time, the Ontario Government will produce a pre-election fiscal report, which will be reviewed by the Auditor General.
      The government has expanded the Auditor General's authority to carry out value-for-money audits of organizations receiving government funds to deliver front-line services.
      The government has begun consultations on a new Public Service Act. This initiative seeks to embed in legislation the fundamental principles of public service: accountability, merit, non-partisanship and professionalism, and to provide a strong ethical framework for public servants.
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CONSOLIDATING HOSPITALS, SCHOOL BOARDS AND COLLEGES INTO THE PROVINCE'S FINANCIAL RESULTS

         In this Budget, the government is implementing another major change in the way that the finances of the Province are reported to the public. For the first time, the Province's financial reporting in the Budget includes the financial results of three important public-sector partners-- hospitals, school boards and colleges of applied arts and technology. Consistent with revised government accounting standards issued by the Public Sector Accounting Board (PSAB) of the Canadian Institute
         of Chartered Accountants (CICA), the government will also introduce this expanded information into the Province's Public
         Accounts when they are published later this year.

         The Auditor General of Ontario fully supports the inclusion of hospitals, school boards and colleges in this 2006 Budget:

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"...We support the inclusion of these broader public sector entities in the summary financial statements of the
Province.... In my opinion, inclusion of colleges, school boards and hospitals in the 2006 Budget will facilitate the comparison of actual results to budgeted results which is an essential ingredient of fiscal public accountability."
-------------------------------------------------------------------------------------------------------------------------
Letter from the Auditor General of Ontario dated March 9, 2006.

         The government first announced in the 2004 Budget that it would include hospitals, school boards and colleges in the
         Province's financial statements on a "one-line" basis starting with the 2005-06 Public Accounts and the subsequent (2007)
         Budget. By including these entities in the 2006 Budget, the government has advanced that timing by one year, making it easier to compare the 2006 Budget with the 2005-06 Public Accounts published later this year.

         The government is also taking a major step towards improving the timeliness of the Province's financial reporting by tabling its 2006 Budget in advance of the start of the 2006-07 fiscal year. Earlier budgets and medium-term outlooks provide our transfer partners with more certainty to facilitate their own planning. The government also plans to advance the date of tabling the 2005-06 Annual Report and Consolidated Financial Statements this year. By providing more comprehensive, comparable and timely financial reporting, the government is further enhancing transparency and accountability.

WHAT DOES CONSOLIDATING HOSPITAL, SCHOOL BOARD AND COLLEGE SPENDING INVOLVE?

         The addition of hospitals, school boards and colleges to the Province's books recognizes that these sectors receive most of their funding from the taxpayers of Ontario.

         In order to include the financial results of the hospital, school board and college sectors, the government has changed the definition of the Province's expenses in this Budget in accordance with PSAB standards.

•      Previously, the Budget recorded the Province's operating and capital grants to these sectors as expenses. Starting with the
              2006 Budget, the government is replacing that approach by including the net expenses of these three sectors in its provincial expenses.

•      This is being done to reflect fully the portion of the sectors' expenses that provincial taxpayers are responsible for supporting.

•      Net expenses are calculated as the operating costs and depreciation of the sectors' assets less any revenues they receive from sources other than the Province. Another way of looking at it is that net expenses represent the total provincial operating and capital grants being provided to the sectors plus or minus their deficits or surpluses.

         The Province depreciates its capital assets over the years they provide service to the public. Because hospital, school board and college sectors are now part of the Province's reporting entity, the capital funding that the Province provides to these sectors will also now be depreciated over the service lives of their assets instead of being treated as a capital grant expense in the year paid.

         These accounting changes do not affect the government's funding for these sectors. Likewise, these changes do not affect the governance of these sectors nor the sectors' ownership of assets.

[Image describing the process of financial reporting before consolidation.]

[Image describing the process of financial reporting after consolidation.]

IMPLICATIONS OF CONSOLIDATING HOSPITALS, SCHOOL BOARDS AND COLLEGES ON THE PROVINCE'S FINANCIAL PRESENTATION

         The PSAB standards provide the criteria for determining whether organizations should be included in the government's financial statements.

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PUBLIC SECTOR ACCOUNTING BOARD STANDARDS
      The Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants (CICA) is the
     independent accounting authority setting accounting and financial reporting standards for governments in Canada.
     The Province adheres to these standards.
      In August 2003, PSAB issued a new accounting standard that established criteria for determining which public-sector organizations should be included in a government's financial statements, starting with the 2005-06
     Public Accounts.
      In his 2003 Annual Report, the Auditor General of Ontario noted that, in accordance with this new PSAB standard, Ontario's school boards and colleges may warrant inclusion in the Province's financial statements but universities should not be included. It was also recommended that the government complete its own assessment to determine whether health care organizations should be included. The Province's assessment concluded that, consistent with most other provincial jurisdictions in Canada, hospitals, school boards and colleges should be included in the government's financial statements.
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         Prior to the 2006 Budget, the government's financial statements included government ministries, government organizations
         (e.g., GO Transit and Ontario Place) and government business enterprises (e.g., Liquor Control Board of Ontario (LCBO) and
         Hydro One). With this Budget, the Province's financial statements have been expanded to include the 155 public hospitals including three specialty psychiatric hospitals, 104 school boards and school authorities, and 24 colleges in the province.

         With the inclusion of hospital, school board and college sectors in the Province's financial statements, the financial statement presentation in this Budget has changed:

•      to highlight that the spending of these sectors is being supported by Provincial revenues, the net expenses of hospital, school board and college sectors are presented on separate lines. Previous budgets included the grants to these sectors as part of the relevant ministry's program and capital spending;

•      as most of the Province's capital spending is now being accounted for as capital investments and depreciated over the years that the investments are providing service to the public, the financial presentation of capital has also changed:

      as depreciation is an ongoing annual expense, the capital expense table has been combined with the operating expense table into a total expenses table, consistent with the presentation in the Province's Public Accounts;

      the schedule of net investment in capital assets table has been removed;

      the gross capital investment table has been restructured into an infrastructure expenditures table; and

•      the assets of these sectors, less their liabilities, are recorded on the Province's balance sheet, reducing its accumulated deficit.

IMPLICATIONS FOR TRANSPARENCY AND ACCOUNTABILITY

         Enhanced financial reporting makes it easier for Ontarians to see how their tax dollars are being spent. In prior years, if a broader public-sector organization such as a hospital or school board spent more or less than the total grants and non-Provincial revenue it received, this overspending or underspending was not recorded in the government's financial reports. Only if the government provided grants to the organization to cover deficits was it shown as a provincial expense.

         Under the enhanced financial reporting, any sector overspending or underspending compared to their planned net expense will be disclosed in the Province's financial statements and impact its bottom line. As such, the financial performance of the sectors and its impact on the Province's finances will now be transparent to the readers of the Province's financial reports by comparing the sectors' actual net expenses to those planned for the year.

         With this revised accounting, if the hospital, school board or college sectors' spending results in a higher or lower net expense than what was planned, this will now affect the Province's fiscal results and will create a risk that the Province will not achieve its targets. While this is not a new risk, the enhanced financial reporting better reflects this risk in
         Ontario's financial statements.

IMPACT OF CONSOLIDATING HOSPITALS, SCHOOL BOARDS AND COLLEGES

         The basic impact of consolidation is that the deficits/surpluses of the hospital, school board and college sectors are added to/subtracted from the provincial grant expenses. The deficits/surpluses of the sectors are composed of:

•      deficits/surpluses resulting from their operating activities (i.e., operating revenues less operating expenses); and

•      deficits/surpluses resulting from their capital activities (i.e., capital revenues less amortization of capital).

         This impact is estimated to be a $32 million increase in expense in 2005-06 and a $104 million decrease in expense in
         2006-07. The following table shows detailed impact by sector of the consolidation on the Province's expenses for 2005-06 and
         2006-07.

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IMPACT OF CONSOLIDATION
($ MILLIONS)
-------------------------------------------------------------------------------------------------------------------------
--------------------- ------------------------------------------------- -------------------------------------------------
                                      2005-06 Interim                                     2006-07 Plan
                      ------------------------------------------------- -------------------------------------------------
                       Operating and           Sector       Sector Net    Operating and          Sector       Sector Net
                             Capital         Deficit/                           Capital        Deficit/
                              Grants     (Surplus)(1)          Expense           Grants    (Surplus)(1)          Expense
                      --------------- ---------------- ---------------- ---------------- --------------- ----------------
                      --------------- ---------------- ---------------- ----------------
Hospitals                     13,979               82           14,061           14,733            (20)           14,713
School Boards                 10,758                -           10,758           11,228            (46)           11,182
Colleges                       1,308             (50)            1,258            1,397            (38)            1,359
                                      ----------------                                   ---------------
                                      ----------------                                   ---------------
                                                   32                                             (104)
--------------------- --------------- ---------------- ---------------- ---------------- --------------- ----------------
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(1) Includes impact of depreciation of capital and consolidation accounting adjustments.
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         In calculating the surpluses and deficits of the sectors, adjustments are made to their financial results before including them in the Province's financial statements to eliminate double-counting and to make sure that they are consistent with the government's accounting practices. These adjustments are in accordance with PSAB standards.

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CONSOLIDATION ACCOUNTING ADJUSTMENTS

Adjustments to Avoid Double-Counting:

Year-End Cut-Off Differences
      The Province may record an expense as payable in one fiscal year, but a sector organization does not record the receivable as revenue until the following year. The net expenses of the sector would be adjusted to record the revenue in the same year it is received from the Province.

Non-Reciprocal Accounting Treatments
      The Province provides funding for capital investment purposes. While the Province accounts for this funding as an expense in the year that it is transferred to the organization, the colleges and hospitals do not record the transfers as revenues in the year received but amortize them over future years. The net expenses of these sectors are adjusted to record this revenue in the year it is received to reflect the amortization of capital investments over the years that they provide service to the public.

Accounting Consistency Adjustments:

Fiscal Year-End Differences
      School boards have an August 31 year-end, whereas the Province has a March 31 fiscal year-end. The school boards' net expenses are adjusted to the Province's fiscal-year basis.

Accounting for School Boards' Capital Assets
      Under their present accounting practices, school boards do not record capital assets in their financial statements. However, the Province and other sectors do record capital assets in their books. Therefore, the net expenses of school boards are adjusted upon consolidation to record their capital assets and the depreciation of these assets.
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SIMPLIFIED EXAMPLE OF A CONSOLIDATION
Assumptions:
      The Province provides an organization with $50 million in operating grants and $20 million in capital grants for the year.
Total provincial grants are $70 million.
      The organization includes $70 million from provincial grants in revenue and $10 million in third-party donations
(outside revenues) in revenues, for total revenues of $80 million.
      The organization reports $70 million in operating expenses and $15 million in expenses for depreciation of its capital assets, for total expenses of $85 million.
      The organization has a deficit of $5 million resulting from expenses of $85 million less total revenues of $80 million.

Consolidation Expenses Budgeted in Prior Years

The provincial budget on a pre-consolidated basis included operating grants of $50 million and capital grants of
$20 million, for a total of $70 million in expense for the year.

Post-Consolidation Expenses Budgeted Starting with the 2006 Budget

The consolidated 2006 Budget excludes the $50 million in operating grants and the $20 million in capital grants from the ministry's program expenses. Instead, the Budget includes the net expenses of $75 million ($85 million in expenses less $10 million in outside revenues) on a separate line. Another way of looking at it is that net expenses equals provincial grants of $70 million plus the organization's deficit of $5 million.
Impact of the Consolidation

In this example, the Province's expense increased by $5 million. This increase is composed of:
        the organization's operating deficit of $10 million (the organization's operating expenses of $70 million less their operating revenue of $60 million), reduced by:
        the capital impact of $5 million that results from the change in accounting from capital grant expense of $20 million to the organization's depreciation expense of $15 million.

The following table illustrates these results.

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Impact of Consolidation
($ Millions)
                                                                                                    Expense
                                                                                                    Impact
                                                                                                    Increase/
Pre-Consolidation                                                        Post-Consolidation         (Decrease)
                                                      Province's              Province's            Province's Books
                       Organization's Books           Books                   Books
                    Revenues      Expenses            Expenses                Expenses
Capital                 20             15                  20                      15                        (5)
Operating               50             70                  50                      70                        20
Outside Revenue         10              -                   -                     (10)                      (10)
Net Operating           60             70                  50                      60                        10
Total                   80             85                  70                      75                         5
                              Deficit   5  Grant Expenses  70      Net Expenses    75                         5

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CHANGES IN FINANCIAL PRESENTATION

         The following table summarizes how the adjustments described previously will affect the expenses presented in Table A4 of the 2006 Budget and how it compares to the expense tables in previous budgets.

         In the following table, the first column reports the 2006-07 operating information in the format that it would have been reported in Table A4 in the 2005 Budget. The second column reports 2006-07 capital information as it would have been shown in Table A5 in the 2005 Budget. The fourth column shows the adjustments reflecting the consolidation of hospitals, school boards and colleges into the Province's financial statements. The fifth column sums all of this information into a total line, which is the amount reported in Table A4 of this Budget.

         In other words, Table A4 of this Budget captures the information that was presented in the operating and capital expense tables in prior years, adjusted for the consolidation of hospitals, school boards and colleges. This revised presentation is now consistent with Schedule 3 in the Province's Public Accounts.

         Since most of the Province's capital spending is now being accounted for as investments in capital assets and depreciated or charged to annual expense over the years that these assets provide service to the public, the capital investment tables presented in previous years have also been revised in the Budget.

         The table on the Gross Capital Investment (Table A7 in the 2005 Budget) has been restructured into the table on
         Infrastructure Expenditures-- Table A5 in this Budget. The "Total Infrastructure Expenditures" column (column four) in the revised table contains the capital expenditures on the Province's tangible capital assets, and grants for capital purposes to public-sector entities that have been provided in the Gross Capital Investment Table in previous budgets. In addition, this column, for the first time, reflects grants to school boards and long-term care homes to service the financing of their capital assets. In the 2005 Budget, grants to school boards and long-term care homes were part of the operating expenses.

         Furthermore, the "Total Infrastructure Expenditures" column in Table A5 is divided into two major categories (presented in columns two and three of the Infrastructure Expenditures table):

•      those infrastructure expenditures, in the second column, that are invested in capital assets and amortized to the Province's annual expenses over future years. These expenditures are not included in the current-year expenses. Instead, only the amortized portion related to the current year is included in 2006-07 expenses reported in Table A4; and

•      those infrastructure expenditures, in the third column, as adjusted for consolidation, that are included in the Province's current-year expenses in Table A4.

         Consistent with the revised Total Expense Table (Table A4 in this Budget), the new Table A5 also identifies separately hospital infrastructure expenditures from other health expenditures and breaks out the school board and college sector expenditures from the other education expenditures on universities.

         The interim 2005-06 results (column one) in the Infrastructure Expenditure Table is the Gross Capital Investment Table
         presented in the 2005 Budget, restated and updated in order to compare 2005-06 interim results with the 2006-07 plan.

         Lastly, with the introduction of the new Infrastructure Expenditures Table A5, the Schedule of Net Investments in Capital
         Assets Table included in previous budgets has been removed. The information on the acquisition and amortization of major tangible capital assets previously shown in this table is presented in the 2005-06 Borrowing Program Table presented in
         Paper D, Borrowing and Debt Management.

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2006-07 ILLUSTRATION OF CHANGES IN EXPENSE PRESENTATION
($ MILLIONS)
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                                                        2006-07 Before Consolidation(1)   2006-07 After Consolidation(2)
                                                      -------------------------------------------------------------------
Ministry                                                 Operating     Capital       Total      Impact of           Plan
                                                                                            Consolidation        2006-07
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Agriculture, Food and Rural Affairs                            607         273         880              -            880
   One-Time and Extraordinary Assistance                        16           -          16              -             16
Attorney General                                             1,234          67       1,301              -          1,301
Board of Internal Economy
                                                               169           -         169              -            169
Children and Youth Services                                  3,244          20       3,264              -          3,264
Citizenship and Immigration(3)                                 144           -         144           (53)             91
Community and Social Services                                7,007          38       7,045              -          7,045
Community Safety and Correctional Services                   1,841          46       1,887              -          1,887
Culture                                                        304          62         366              -            366
Democratic Renewal Secretariat                                  10           -          10              -             10
Economic Development and Trade                                 351           -         351              -            351
Education                                                   11,603          10      11,613       (11,175)            438
   School Boards(4)                                              -           -           -         11,182         11,182
   Teachers' Pension Plan (TPP)                                408           -         408              -            408
Energy                                                         188          41         229              -            229
Environment                                                    273          29         302              -            302
Executive Offices                                               19           -          19              -             19
Finance - Own Account                                        1,056           4       1,060              -          1,060
   Interest on Debt                                          9,429           -       9,429              -          9,429
   Ontario Municipal Partnership Fund                          731           -         731              -            731
   Power Purchases                                             988           -         988              -            988
   Contingency Fund                                            995           -         995              -            995
Government Services                                            718          18         736              -            736
   Pension and Other Employee Future Benefits                  594           -         594              -            594
Health and Long-Term Care                                   34,677         384      35,061       (14,733)         20,328
   Hospitals(4)                                                  -           -           -         14,713         14,713
Health Promotion                                               334          29         363              -            363
Intergovernmental Affairs                                        9           -           9              -              9
Labour                                                         150           -         150              -            150
Municipal Affairs and Housing                                  628          65         693              -            693
Natural Resources                                              622          60         682              -            682
Northern Development and Mines                                 114         233         347              -            347
Office of Francophone Affairs                                    4           -           4              -              4
Public Infrastructure Renewal                                   32          82         114              -            114
   Contingency Fund                                              -         175         175              -            175
Research and Innovation                                        262          83         345              -            345
Secretariat for Aboriginal Affairs                              18           3          21              -             21
Tourism                                                        130          31         161              -            161
Training, Colleges and Universities                          5,233          40       5,273        (1,397)          3,876
   Colleges(4)                                                   -           -           -          1,359          1,359
Transportation                                               1,124         819       1,943              -          1,943
   Move Ontario                                                  -           6           6              -              6
Year-End Savings                                             (550)       (150)       (700)              -          (700)
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Total                                                       84,716       2,468      87,184          (104)         87,080
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(1) Reflects 2006-07 plan as it would have been presented had the Province not consolidated hospitals, school boards and colleges.
(2) Consolidation refers to the consolidation of hospitals, school boards and colleges.
(3) Adult English-as-a-Second Language transfer payments from the Ministry of Citizenship and Immigration to school boards, are on consolidation included in school-board net expenses.
(4) Represents net expenses.
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Section II: Support from Gaming for Health Care, the Ontario Trillium Foundation and Communities
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         Provincial proceeds from gaming activities continue to support Provincial priorities, including the operation and support of hospitals, charities, amateur athletes, communities and the agricultural sector.

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SUPPORT FOR HEALTH CARE, CHARITIES, AND PROBLEM GAMBLING
AND RELATED PROGRAMS
($ MILLIONS)
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                                                                                      Interim 2005-06             Plan
                                                                                                               2006-07
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Lotteries, Charity Casinos and Slot Machines at Racetracks Revenue
Operation of Hospitals                                                                          1,498            1,437
Ontario Trillium Foundation                                                                       100              100
Problem Gambling and Related Programs                                                              36               36
Ontario Amateur Athletes                                                                            3               13
Commercial Casinos Revenue
General Government Priorities                                                                     316              157
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Total                                                                                           1,953            1,743
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Sources: Ontario Ministry of Public Infrastructure Renewal and Ontario Ministry of Finance.
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REVENUE FROM LOTTERIES, CHARITY CASINOS AND SLOT MACHINES AT RACETRACKS

         The Ontario Lottery and Gaming Corporation Act, 1999 requires that net Provincial revenue generated from lotteries, charity casinos and racetrack slot machines support services such as the operation of hospitals, problem gambling and related programs, and funding for charitable organizations through the Ontario Trillium Foundation.

•      In 2006-07, an estimated $1,437 million in net revenue from lotteries, charity casinos and slot machines at racetracks will be applied to support the operation of hospitals. While this level of support for hospitals from gaming revenue is down slightly from last year, hospitals' net expense on a consolidated basis will increase by $652 million this year to $14.7 billion made up from other government revenues.

•      In 2006-07, the Ontario Trillium Foundation will be provided with $100 million to help build strong and healthy communities through contributions to charitable and not-for-profit organizations.

•      Two per cent of gross slot machine revenue, estimated at $36 million for 2006-07, is allocated for problem gambling prevention, treatment and research programs.

•      The Quest for Gold Lottery will provide an estimated $13 million for 2006-07 in direct financial support to Ontario high-performance amateur athletes. This funding will also support enhanced coaching and skills development.

BENEFITS FROM COMMERCIAL CASINOS

•      In 2006-07, net Provincial revenue from commercial casinos, estimated at $157 million, will be used to support general government priorities, including health care, education and public infrastructure.

•      Since their inception, commercial casino operations have created 27,000 direct and indirect jobs in Ontario. Commercial casino operations and the additional tourists they attract contribute an estimated $2.4 billion annually to the Ontario economy.

OTHER BENEFICIARIES OF CHARITY CASINOS AND SLOT MACHINES AT RACETRACKS

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SUPPORT FOR THE AGRICULTURAL SECTOR AND MUNICIPALITIES(1)
($ MILLIONS)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                                                               Interim              Plan
                                                                                               2005-06           2006-07
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Agricultural Sector                                                                                296               315
Municipalities                                                                                      73                76
-------------------------------------------------------------------------------------------------------------------------
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Total                                                                                              369               391
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(1) The agricultural sector's share of racetrack slot-machine revenue and municipalities' share of slot-machine revenue from charity casinos or racetrack slot facilities is received directly from the Ontario Lottery and Gaming
    Corporation.
Source: Ontario Ministry of Public Infrastructure Renewal.
-------------------------------------------------------------------------------------------------------------------------
•      Twenty per cent of gross revenue from slot machines at racetracks is provided to promote the economic growth of the horse-racing industry. Since 1998, this initiative has provided over $1.7 billion to Ontario's horse-racing industry, a key component of the Province's agricultural sector. For 2006-07, additional support is estimated at $315 million.

•      A portion of gross slot-machine revenue, estimated at $76 million in 2006-07, will be provided to municipalities that host charity casinos and slot operations at racetracks. These revenues will help offset local infrastructure and service costs.

Section III:  Support for Investments for Healthier Ontarians
---------------------------------------------------------------------------------------------------------------------------------------

         The government's priority of achieving Better Health for Ontarians includes programs and services funded by the Ministries of Health and Long-Term Care, and Health Promotion.

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YEAR-OVER-YEAR INCREASES IN FUNDING CONTRIBUTING TO BETTER HEALTH
($ MILLIONS)
-------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------- --------------------
                                                                                                          Increase
                                                                                                           2006-07
                                                                                                     --------------------
Ministry of Health and Long-Term Care:
     OHIP Services - to fund services provided by physicians and other health care practitioners          523
         including the implementation of the 100 newly announced Family Health Teams.
     Home Care, Community and Mental Health Services - to expand home care services to over 13,000        210
         additional Ontarians, and supporting almost 15,000 additional mental health clients in communities.
     Long-Term Care Homes-- to enhance the quality of care provided to over 75,500 residents of           155
         long-term care homes.
     Other - primarily to support services provided by public health units, including increasing          283
         the Provincial share of public health unit costs to 75 per cent in January 2007; and
         funding for Ontario drug programs and emergency services.
                                                                                                     ---------
                                                                                                     ---------
     Subtotal (excluding Hospitals)                                                                                1,171
     Hospitals - increase in net expense of 155 hospitals (including three specialty psychiatric hospitals), including funding for over 300,000 additional surgical and diagnostic
         procedures compared to 2003-04.                                                                             652
Ministry of Health Promotion:
     Chronic Disease Prevention and Health Promotion-- to support programs and services that               68
         promote healthy choices and lifestyles, prevent injuries and reduce stress.
     Sports and Recreation(1) - primarily to increase physical activity participation to 55 per             8
         cent by 2010.
                                                                                                     ---------
                                                                                                     ---------
     Total Ministry of Health Promotion                                                                               76
                                                                                                               ----------
Total Increase in Funding                                                                                          1,899
---------------------------------------------------------------------------------------------------- --------- ----------
-------------------------------------------------------------------------------------------------------------------------
(1) Excludes an increase of $28.5 million for capital investment.
Source: Ontario Ministry of Finance.
-------------------------------------------------------------------------------------------------------------------------

         In 2006-07, the Ministry of Health and Long-Term Care will spend $1,823 million more than in the previous year. If all spending in the health sector is considered, the Province will be spending $1,899 million more in 2006-07 than in 2005-06.
         Health-related revenues, including federal transfer payments (such as the Canada Health Transfer, Wait Times Reduction Fund
         and the Public Health and Immunization Trust), Employer Health Tax, Ontario Health Premium and net proceeds from the Ontario
         Lottery and Gaming Corporation, are expected to increase by $93 million in 2006-07.

         It should be noted that all health-related revenues contribute only a portion of total health-related spending. In 2006-07, health-related revenues are expected to amount to $16.6 billion, or only about 47 per cent of the $35.4 billion required for the Ministries of Health and Long-Term Care and Health Promotion.

         By 2008-09, the Province's cumulative additional investment in Better Health will total $34.4 billion. The overall ]
         cumulative total revenue from the Ontario Health Premium and federal transfers to support health care will amount to $26.6 billion in 2008-09.

[Bar chart showing the cumulative change for health-related revenues and expenses from 2003-2004 and 2008-2009.]

         It is important to note that the government also supports a wide range of other programs and services that contribute to better health outcomes. For example, children's mental health programs, provided by the Ministry of Children and Youth
         Services; drug benefits, provided by the Ministry of Community and Social Services; and medical education programs, provided by the Ministry of Training, Colleges and Universities; all contribute to better health for Ontarians.

Section IV:  Potential Risks, Cost Drivers and Contingent Liabilities
---------------------------------------------------------------------------------------------------------------------------------------

         As required by the Fiscal Transparency and Accountability Act, 2004, this section highlights some of the key sensitivities and risks to the fiscal plan that could follow from unexpected changes in economic conditions, program demands, or the materialization of liabilities. It should be cautioned that these sensitivities and risks are only guidelines and can vary, depending on the nature and composition of potential risks and liabilities.

THE ONTARIO ECONOMY AND PROVINCIAL REVENUES

         A growing economy with rising incomes, corporate profits and consumer spending generates higher revenues to pay for public services. Taxation revenues are the largest category of Provincial revenue. Of the total $85.7 billion in revenues forecast for 2006-07, $61.3 billion, or about 71 per cent, is expected to come from taxation revenues. Three revenue sources within this category -- Personal Income Tax, Retail Sales Tax and Corporations Tax -- account for about 56 per cent of total revenues. Inherent in any multi-year forecast is uncertainty about the future, making cautious and prudent planning a critical element of any deficit-reduction plan.

         This section highlights some of the key sensitivities and risks to the fiscal plan that could follow from unexpected changes in economic conditions. The economic assumptions on which the revenue projections are based are described in the Appendix to
         Paper B, Ontario's Economic Outlook.

-----------------------------------------------------------------------------------------------------------------------------

SELECTED ECONOMIC AND REVENUE RISKS AND SENSITIVITIES
-----------------------------------------------------------------------------------------------------------------------------
Item/Key Components                     2006-07 Assumption                    2006-07 Sensitivities
--------------------------------------- ------------------------------------- -----------------------------------------------
Total Revenues
- Real GDP                              2.3 per cent growth in 2006           $645 million revenue change for each
- GDP Deflator                          2.2 per cent increase in 2006         percentage point change in real GDP growth.
                                                                              Can vary significantly, depending on
                                                                              composition and source of changes in GDP
                                                                              growth.
- Canadian Interest Rates               4.0 per cent three-month treasury     Between $65 million and $325 million revenue
                                        bill rate in 2006                     change in the opposite direction for each
                                                                              percentage point change in interest rates.
- U.S. Real GDP                         3.4 per cent growth in 2006           Between $195 million and $475 million revenue
                                                                              change for each percentage point change in
                                                                              U.S. real GDP growth.
- Canadian Dollar Exchange Rate         87.0 cents US in 2006                 Between $25 million and $115 million revenue
                                                                              change in the opposite direction for each one
                                                                              cent change in the Canadian dollar exchange
                                                                              rate.
--------------------------------------- ------------------------------------- -----------------------------------------------
Total Taxation Revenues
- Revenue Base(1)                       3.6 per cent growth in 2006-07        $590 million revenue change for each
- Nominal GDP                           4.5 per cent growth in 2006           percentage point change in nominal GDP
                                                                              growth. Can vary significantly, depending on
                                                                              composition and source of changes in GDP
                                                                              growth.
----------------------------------------------------------------------------- -----------------------------------------------
Personal Income Tax Revenues
- Revenue Base                          5.6 per cent growth in 2006-07
Key Economic Assumptions
- Wages and Salaries                    4.7 per cent growth in 2006           $240 million revenue change for each
                                                                              percentage point change in wages and salaries
                                                                              growth.
- Employment                            1.3 per cent growth in 2006
- Unincorporated Business Income        4.2 per cent growth in 2006
Key Revenue Assumptions
- Net Capital Gains Income              18.0 per cent decrease in 2006        $4 million revenue change for each percentage
                                                                              point change in net capital gains income
                                                                              growth.
- RRSP Deductions                       6.0 per cent growth in 2006           $15 million revenue change in the opposite
                                                                              direction for each percentage point change in
                                                                              RRSP deductions growth.
- 2005 Tax-Year Assessments(2)          $20.3 billion                         $203 million revenue change for each
                                                                              percentage point change in 2005 Personal
                                                                              Income Tax assessments.(3)
- 2004 Tax-Year and Prior               $0.8 billion                          $8 million revenue change for each percentage
  Assessments(2)                                                              point change in 2004 and prior Personal
                                                                              Income Tax assessments.(3)
--------------------------------------- ------------------------------------- -----------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Retail Sales Tax Revenues
- Revenue Base                          4.2 per cent growth in 2006-07
Includes:
- Taxable Household Spending            3.6 per cent growth in 2006-07
- Other Taxable Spending                4.9 per cent growth in 2006-07

Key Economic Assumptions
- Retail Sales                          4.2 per cent growth in 2006
- Nominal Consumption Expenditure       4.3 per cent growth in 2006           $90 million revenue change for each
                                                                              percentage point change in nominal
                                                                              consumption expenditure growth.
--------------------------------------- ------------------------------------- -----------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Corporations Tax Revenues
- Revenue Base                          2.7 per cent growth in 2006-07
- Corporate Profits                     3.8 per cent growth in 2006           $65 million revenue change for each
                                                                              percentage point change in pre-tax corporate
                                                                              profit growth.
- 2005-06 Tax Assessment Refunds(4)     $1.2 billion payable in 2006-07       $12 million revenue change in the opposite
                                                                              direction for each percentage point change in
                                                                              2005-06 refunds.(3)
- 2005-06 Tax Payments upon Filing      $0.5 billion receivable in 2006-07    $5 million revenue change for each percentage
                                                                              point change in 2005-06 payments upon
                                                                              filing.(3)
- 2005-06 Tax Assessment Payments       $0.6 billion receivable in 2005-06    $6 million revenue change for each percentage
                                        and 2006-07                           point change in 2005-06 assessment
                                                                              payments.(3)
--------------------------------------- ------------------------------------- -----------------------------------------------
Employer Health Tax Revenues
- Revenue Base                          4.3 per cent growth in 2006-07
- Wages and Salaries                    4.7 per cent growth in 2006           $35 million revenue change for each
                                                                              percentage point change in wages and salaries
                                                                              growth.
--------------------------------------- ------------------------------------- -----------------------------------------------
----------------------------------------------------------------------------- -----------------------------------------------
Ontario Health Premium Revenues
- Revenue Base                          4.9 per cent growth in 2006-07
- Personal Income                       4.7 per cent growth in 2006           $25 million revenue change for each
                                                                              percentage point change in personal income
                                                                              growth.
- 2005 Tax-Year Assessments             $2.4 billion in 2005                  $24 million revenue change for each
                                                                              percentage point change in 2005 Ontario
                                                                              Health Premium Assessments.
--------------------------------------- ------------------------------------- -----------------------------------------------
--------------------------------------- ------------------------------------- -----------------------------------------------

Gasoline Tax Revenues
- Revenue Base                          0.1 per cent growth in 2006-07
- Gasoline Pump Prices                  88.0 cents per litre in 2006          $2 million revenue change in the opposite
                                                                              direction for each cent per litre change in
                                                                              gasoline pump prices.
--------------------------------------- ------------------------------------- -----------------------------------------------
Fuel Tax Revenues
- Revenue Base                          0.7 per cent growth in 2006-07
- Real GDP                              2.3 per cent growth in 2006           $13 million revenue change for each
                                                                              percentage point change in real GDP growth.
--------------------------------------- ------------------------------------- -----------------------------------------------
----------------------------------------------------------------------------- -----------------------------------------------
Land Transfer Tax Revenues
- Revenue Base                          1.4 per cent decline in
                                        2006-07
- Housing Resales                       4.7 per cent decline in 2006          $10 million revenue change for each
                                                                              percentage point change in both the number
                                                                              and prices of housing resales.
- Resale Prices                         3.0 per cent growth in 2006
--------------------------------------- ------------------------------------- -----------------------------------------------
--------------------------------------- ------------------------------------- -----------------------------------------------
Health and Social Transfers
- Canada-wide Revenue Base              $28.6 billion in 2006-07
- Ontario Revenue Share                 37.7 per cent in 2006-07
- Ontario Population Share              38.9 per cent in 2006-07              $44 million revenue change for each tenth of
                                                                              a percentage point change in population share.
- Ontario Basic Federal PIT Share       43.9 per cent in 2006-07              $6 million revenue change in the opposite
                                                                              direction for each tenth of a percentage
                                                                              point change in Basic Federal Personal Income
                                                                              Tax base share.
--------------------------------------- ------------------------------------- -----------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
(1) Revenue base is revenue excluding the impact of measures, adjustments for past Public Accounts estimate variances and other one-time factors.
(2) Ontario 2005 Personal Income Tax (PIT) is a forecast estimate because most 2005 tax returns are yet to be assessed by the Canada Revenue Agency. Some tax amounts for 2004 and prior years are also yet to be assessed.
(3) Any change in 2005 or prior-year PIT assessments or 2005-06 Corporations Tax revenues will have an effect on 2006-07 revenues through a change in the revenue base upon which this year's growth is applied.
(4) Corporations Tax refunds for 2005-06 are still subject to uncertainty because a high proportion of corporations have until June 30, 2006 to file their 2005 tax returns.
-----------------------------------------------------------------------------------------------------------------------------

EXPENSE RISKS AND SENSITIVITIES

         Many programs delivered by the Province are subject to potential risks and cost drivers, such as utilization growth or enrolment and caseload changes. The following sensitivities are based on averages for program areas and might change, depending on the nature and composition of the potential risk.

------------------------------------------------------------------------------------------------------------------------
SELECTED EXPENSE RISKS AND SENSITIVITIES
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Program/Sector                   2006-07 Assumption                      2006-07 Sensitivities
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Health Sector                    Annual growth of 5.8 per cent.         One per cent change in health spending:
                                                                        $354 million.
Hospitals                        Annual growth of 4.6 per cent.         One per cent change in hospital net expense:
                                                                        $147 million.
Drug Programs                    Annual growth of 10 per cent.          One per cent change in utilization of all drug
                                                                        programs: $35 million (seniors and social
                                                                        assistance recipients).
Long-Term Care Homes             More than 75,500 long-term care home   Annual average Provincial operating cost per
                                 beds.                                  bed, after resident co-payment revenue, in a
                                                                        long-term care home is $38,000. One per cent
                                                                        change in number of beds: $28 million.
Home Care                        Over 16.7 million hours of homemaking  One per cent change in hours of homemaking and
                                 and support services;                  support services: $4 million.
                                 8.9 million nursing and professional   One per cent change in nursing and
                                 visits.                                professional visits: $6 million.
------------------------------------------------------------------------------------------------------------------------
Elementary and Secondary         Almost two million average daily       One per cent enrolment change: $160 million
Schools(1)                       pupil enrolment.                       school boards' net expense.
University Students(1)           314,000 full-time undergraduate and    One per cent enrolment change: $22 million of
                                 graduate students.                     net expense.
Ontario Works(1)                 201,000 average annual caseload.       One per cent caseload change: $16 million.
Ontario Disability Support       233,000 average annual caseload.       One per cent caseload change: $24 million.
Program(1)
College Students                 151,000 full-time students.            One per cent enrolment change: $7 million.
Interest on Debt                 Average cost of borrowing is forecast  The impact of a 100 basis-point change in
                                 to be approximately 5.1 per cent.      borrowing rates is forecast to be
                                                                        approximately $250 million.
Correctional System              2.8 million adult inmate days per      Average cost $162 per inmate per day. One per
                                 year.                                  cent change in inmate days: $5 million.
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
(1) Based on 2005-06.
------------------------------------------------------------------------------------------------------------------------

COMPENSATION COSTS

         Compensation costs and wage settlements are key cost drivers and have a substantial impact on the finances of both the broader public-sector partners and the Province.

-------------------------------------------------------------------------------------------------------------------------
Sector                                       Cost of 1% Salary  Size of Sector
                                                  Increase
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
OHIP Payments to Physicians(1)                  $75 million     Almost 22,000 physicians in Ontario including
                                                                approximately 10,900 family doctors and
                                                                11,100 specialists.
Hospital Nurses(2)                              $43 million     Over 53,000 full-time equivalent (FTE) nurses in
                                                                hospitals.
Elementary and Secondary School Staff(3)        $121 million    Over 190,000 staff including teachers, principals,
                                                                administrators, and support and maintenance staff.
College Staff(4)                                $11 million     Almost 35,000 staff including faculty, administrators,
                                                                and support and maintenance staff.
Ontario Public Service(5)                       $51 million     Over 64,000 public servants.
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
(1) Based on 2006-07 outlook.
(2) Based on 2005-06.
(3) One per cent increase in salary benchmarks in Grants for Student Needs based on 2005-06 school year.
(4) Based on 2004-05.
(5) Based on 2005-06, reflects total compensation costs.
-------------------------------------------------------------------------------------------------------------------------

CONTINGENT LIABILITIES

         In addition to the key demand sensitivities and economic risks to the fiscal plan, there are additional risks stemming from the government's contingent liabilities. Whether these contingencies will result in actual liabilities for the Province is beyond the direct control of the government. Losses could result from legal settlements, defaults on projects, and loan and funding guarantees. Provisions for losses that are likely to occur and that can be reasonably estimated are expensed and reported as liabilities in the Province's financial statements. Significant contingent liabilities, as disclosed in the
         2004-05 Annual Report and Consolidated Financial Statements released in September 2005, are described below.

         Ontario Nuclear Funds Agreement
         The Province has certain responsibilities with respect to nuclear used-fuel waste management and nuclear station decommissioning. The Province, Ontario Power Generation Inc. (OPG), a wholly owned subsidiary, and certain subsidiaries of
         OPG are parties to the Ontario Nuclear Funds Agreement (ONFA), to establish, fund and manage segregated funds to ensure sufficient funds are available to pay the costs of nuclear station decommissioning and nuclear used-fuel waste management.
         Under ONFA, the Province is liable to make payments, should the cost estimate for nuclear used-fuel waste management rise above specified thresholds for a fixed volume of used fuel. As well, under ONFA, the Province guarantees a return of 3.25 per cent over the Ontario Consumer Price Index for the nuclear used-fuel waste management fund. The Province has also provided a direct Provincial guarantee to the Canadian Nuclear Safety Commission on behalf of OPG for up to $1.5 billion, which relates to the portion of the decommissioning and waste management obligations not funded by the segregated funds.

         Obligations Guaranteed by the Province
         The Province provides guarantees on loans on behalf of various parties. The authorized limit for loans guaranteed by the
         Province as at March 31, 2005 was $3.9 billion. The outstanding loans guaranteed and other contingencies amounted to $3.2 billion at March 31, 2005. A provision of $409 million based on an estimate of the likely loss arising from guarantees under the Student Support Programs has been expensed and is reflected in the 2004-05 Annual Report and Consolidated Financial
         Statements of the Province.

         Social Housing-- Loan Insurance Agreements
         The Province is liable to indemnify and reimburse the Canada Mortgage and Housing Corporation for any net costs, including any environmental liabilities incurred as a result of project defaults, for all non-profit housing projects in the
         Provincial portfolio. At March 31, 2005, there were $8.8 billion of mortgage loans outstanding.

         Claims Against the Crown
         There are claims outstanding against the Crown arising from legal action, either in progress or threatened, in respect of aboriginal land claims, breach of contract, damages to persons and property, and like items. At March 31, 2005, there were
         82 claims outstanding against the Crown that were for amounts over $50 million.

Section V:  Fiscal Tables and Graphs
---------------------------------------------------------------------------------------------------------------------------------------

         The following pages provide details on Ontario's finances - both historical and projections over the medium term.

         Key tables consist of:

•      Medium-Term Fiscal Plan and Outlook (2005-06 to 2008-09);

•      2006-07 Fiscal Outlook;

•      Details of Provincial Revenue (2002-03 to 2006-07);

•      Details of Provincial Total Expense, by Ministry (2002-03 to 2006-07);

•      Details of Infrastructure Expenditures (2006-07);

•      Summary of Line-by-Line Consolidated Organizations (2005-06); and

•      Ten-Year Review of Selected Financial and Economic Statistics (1997-98 to 2006-07).

         Key graphs consist of:

•      Composition of Revenue (2006-07);

•      Composition of Total Expense (2006-07); and

•      Composition of Program Expense (2006-07).

MEDIUM-TERM FISCAL PLAN AND OUTLOOK                                                                         TABLE A1
-------------------------------------------------------------------------------------------------------------------------

($ BILLIONS)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                                   Interim(1)          Plan           Outlook
----------------------------------------------------------------                            -----------------------------
                                                                      2005-06       2006-07       2007-08        2008-09
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Revenue                                                                  83.9          85.7          90.3           94.0
Expense
   Programs                                                              76.2          77.7          80.6           82.6
   Interest on Debt                                                       9.1           9.4           9.7            9.9
                                                                ---------------------------------------------------------
                                                                ---------------------------------------------------------
Total Expense                                                            85.3          87.1          90.3           92.5
                                                                ---------------------------------------------------------
                                                                ---------------------------------------------------------
Surplus/(Deficit) Before Reserve                                        (1.4)         (1.4)           0.0            1.5
Reserve                                                                     -           1.0           1.5            1.5
                                                                ---------------------------------------------------------
                                                                ---------------------------------------------------------
Surplus/(Deficit)                                                       (1.4)         (2.4)         (1.5)            0.0
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Investment in Capital Assets                                              2.1           2.5           2.7            2.7
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Net Debt(2)                                                             143.0         146.8         149.8          151.2
Accumulated Deficit(2)                                                  113.1         115.4         116.9          116.9
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Gross Domestic Product (GDP) at Market Prices                           544.7         569.2         593.7          621.6
Net Debt as a per cent of GDP                                            26.2          25.8          25.2           24.3
Accumulated Deficit as a per cent of GDP                                 20.8          20.3          19.7           18.8
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
(1) Starting in 2005-06, the Province's financial reporting has been expanded to include hospitals, school boards and colleges using one-line consolidation.
(2) Net Debt is calculated as the difference between liabilities and financial assets. The annual change in Net Debt is equal to the Surplus/ Deficit of the Province plus the change in tangible capital assets and the change in net assets of hospitals, school boards and colleges. Accumulated Deficit is calculated as the difference between liabilities and total assets including tangible capital assets and net assets of hospitals, school boards and colleges. The annual change in the Accumulated Deficit is equal to the Surplus/Deficit.
Note: Numbers may not add due to rounding.
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

2006-07 FISCAL OUTLOOK                                                                                      TABLE A2
($ MILLIONS)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                             Interim(1)            Plan              Change
                                                                2005-06         2006-07
                                                        -----------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                                                              $ Millions        Per Cent
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Revenue                                                          83,939          85,730            1,791             2.1
Expense
   Programs                                                      76,218          77,651            1,433             1.9
   Interest on Debt                                               9,090           9,429              339             3.7
                                                        -------------------------------------------------
                                                        -------------------------------------------------
Total Expense                                                    85,308          87,080            1,772             2.1
                                                        -------------------------------------------------
                                                        -------------------------------------------------
Surplus/(Deficit) Before Reserve                                (1,369)         (1,350)               19           (1.4)
Reserve                                                               -           1,000            1,000               -
                                                        -------------------------------------------------
                                                        -------------------------------------------------
Surplus/(Deficit)                                               (1,369)         (2,350)            (981)            71.7
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Investment in Capital Assets                                      2,100           2,544              444            21.1
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Net Debt(2)                                                     142,961         146,763            3,802             2.7
Accumulated Deficit(2)                                          113,053         115,403            2,350             2.1
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
(1) Starting in 2005-06, the Province's financial reporting has been expanded to include hospitals, school boards and colleges using one-line consolidation.
(2) Net Debt is calculated as the difference between liabilities and financial assets. The annual change in Net Debt is equal to the Surplus/ Deficit of the Province plus the change in tangible capital assets and the change in net assets of hospitals, school boards and colleges. Accumulated Deficit is calculated as the difference between liabilities and total assets including tangible capital assets and net assets of hospitals, school boards and colleges. The annual change in the Accumulated Deficit is equal to the Surplus/Deficit.
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

REVENUE                                                                                                     TABLE A3
($ MILLIONS)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                                   2002-03     2003-04 Actual         Interim Plan
                                                                                          2004-05     2005-06    2006-07
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Taxation Revenue
Personal Income Tax                                                 18,195      18,301     19,320      21,028     21,671
Retail Sales Tax                                                    14,183      14,258     14,855      15,523     16,165
Corporations Tax                                                     7,459       6,658      9,883       9,729      9,845
Employer Health Tax                                                  3,589       3,753      3,886       4,205      4,314
Ontario Health Premium                                                   -           -      1,737       2,427      2,551
Gasoline Tax                                                         2,306       2,264      2,277       2,288      2,303
Fuel Tax                                                               682         681        727         737        742
Tobacco Tax                                                          1,183       1,350      1,453       1,408      1,485
Land Transfer Tax                                                      814         909      1,043       1,141      1,125
Electricity Payments-In-Lieu of Taxes                                  711         627        511         940        790
Other Taxes                                                            429         347        283         314        283
                                                                ---------------------------------------------------------
                                                                ---------------------------------------------------------
                                                                    49,551      49,148     55,975      59,740     61,274
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Government of Canada
Canada Health and Social Transfer (CHST)                             7,346       7,345          -           -          -
Canada Health Transfer (CHT)                                             -           -      5,640       7,139      7,619
Canada Social Transfer (CST)(1)                                          -           -      2,912       3,318      3,420
CHST Supplements                                                       191         577        775         584          -
Social Housing                                                         525         528        522         531        530
Infrastructure Programs                                                 97         150        209         289        359
Wait Times Reduction Fund                                                -           -        242         243        467
Medical Equipment Funds                                                  -         192        387         194          -
Other Government of Canada                                             735       1,101      1,195         922      1,187
                                                                ---------------------------------------------------------
                                                                ---------------------------------------------------------
                                                                     8,894       9,893     11,882      13,220     13,582
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Income from Investment in Government Business Enterprises
Ontario Lottery and Gaming Corporation                               2,288       2,106      1,992       1,953      1,743
Liquor Control Board of Ontario                                        939       1,045      1,147       1,182      1,254
Ontario Power Generation Inc. and Hydro One Inc.                       717        (17)        444       1,090        919
Other Government Enterprises                                           (2)        (64)        (5)        (15)          4
                                                                ---------------------------------------------------------
                                                                ---------------------------------------------------------
                                                                     3,942       3,070      3,578       4,210      3,920
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Other Non-Tax Revenue
Reimbursements                                                       1,111       1,206      1,241       1,301      1,358
Electricity Debt Retirement Charge                                     889       1,000        997       1,018      1,027
Vehicle and Driver Registration Fees                                   982         985        976       1,010      1,021
Power Sales                                                            635         510        610         961        988
Other Fees and Licences                                                606         594        506         534        556
Liquor Licence Revenue                                                 530         488        489         495        453
Net Reduction of Power Purchase Contract Liability                     161         104        236         396        412
Sales and Rentals                                                      560         532        352         336        396
Royalties                                                              304         248        278         175        243
Miscellaneous Other Non-Tax Revenue                                    726         622        721         543        500
                                                                ---------------------------------------------------------
                                                                ---------------------------------------------------------
                                                                     6,504       6,289      6,406       6,769      6,954
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Total Revenue                                                       68,891      68,400     77,841      83,939     85,730
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
(1) Includes 2005 Federal Budget additional Early Learning and Child Care revenues of $272 million in 2005-06 and $254 million in 2006-07.
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
TOTAL EXPENSE                                                                                               TABLE A4
($ MILLIONS)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Ministry                                                                  Pre-Expanded          Post-Expanded Reporting
                                                                       Reporting Entity(1)             Entity(1)
                                                                 --------------------------------------------------------
                                                                 --------------------------------------------------------
                                                                    2002-03    2003-04Actual      Interim(2)        Plan
                                                                                         2004-05     2005-06     2006-07
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Agriculture, Food and Rural Affairs                                     666        843       799         863         880
   One-Time and Extraordinary Assistance                                 18         64       601         277          16
Attorney General                                                      1,095      1,223     1,209       1,291       1,301
Board of Internal Economy                                               146        196       145         163         169
Children and Youth Services                                           2,438      2,640     2,835       3,346       3,264
Citizenship and Immigration                                              55         55        65          94          91
Community and Social Services                                         5,862      6,009     6,392       6,745       7,045
Community Safety and Correctional Services                            1,722      1,713     1,750       1,806       1,887
Culture                                                                 373        327       344         454         366
Democratic Renewal Secretariat                                            -          -         2           3          10
Economic Development and Trade                                          104         89        85         230         351
Education                                                               345        352       368         467         438
   School Boards                                                      8,739      9,400    10,251      10,758      11,182
   Teachers' Pension Plan (TPP)                                         238        235       240         295         408
Energy                                                                  190        169       194         207         229
Environment                                                             250        262       295         302         302
   Time-Limited Environmental Expense                                     -          3        12          25           -
Executive Offices                                                        20         24        19          19          19
Finance - Own Account                                                 1,082      1,234     1,074       1,226       1,060
   Interest on Debt                                                   9,694      9,604     9,368       9,090       9,429
   Community Reinvestment Fund/Ontario Municipal Partnership Fund       622        651       626         708         731
   Community Reinvestment Fund One-Time Transition Funding
                                                                          -          -       233           -           -
   Electricity Consumer Price Protection Fund                           665        253         -           -           -
   Power Purchases                                                      786        797       840         961         988
   Contingency Fund                                                       -          -         -          50         995
Government Services                                                     331        462       897         752         736
   Pension and Other Employee Future Benefits                           102        309       458         736         594
Health and Long-Term Care(3)                                         14,758     16,232    17,573      19,157      20,328
   Hospitals(3)                                                      11,241     12,830    13,759      14,061      14,713
Health Promotion                                                        157        172       198         258         363
Intergovernmental Affairs                                                 9          6        13          10           9
Labour                                                                  123        117       129         146         150
Municipal Affairs and Housing                                           656        635       735         904         693
Natural Resources                                                       526        627       563         635         682
Northern Development and Mines                                          302        189       320         357         347
Office of Francophone Affairs                                             3          3         3           4           4
Public Infrastructure Renewal(4)                                         93       (35)        72          49         114
   Contingency Fund                                                       -          -         -           -         175
Research and Innovation                                                 158        194       262         372         345
Secretariat for Aboriginal Affairs                                       18         15        21          49          21
Tourism                                                                 173        244       211         261         161
Training, Colleges and Universities                                   2,473      2,834     3,315       3,479       3,876
   Colleges                                                             987      1,090     1,289       1,258       1,359
Transportation                                                        1,554      1,816     1,831       2,208       1,943
   Move Ontario                                                           -          -         -       1,232           6
Year-End Savings                                                          -          -         -           -       (700)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Total Expense                                                        68,774     73,883    79,396      85,308      87,080
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
(1)  Starting in 2005-06, the Province's financial reporting has been expanded to include hospitals, school boards and colleges using one-line consolidation. Prior to 2005-06, historical figures reflect grants to these entities for comparison purposes.
(2)  The 2005-06 interim fiscal results reported in this Budget are based on the best information available as of early
March 2006.
(3)  The 2003-04 expenses for Health and Long-Term Care and Hospitals include $824 million of SARS-related and major one-time health costs.
(4)  Credit expense amounts relate to consolidation adjustments between the Ontario Realty Corporation (ORC) and ministries to reflect net spending for the year.
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
2006-07 INFRASTRUCTURE EXPENDITURES                                                                         TABLE A5
($ MILLIONS)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------- --------------------- ------------------------------------------------------------
                                                      Total                         2006-07 Plan
                                             Infrastructure
                                               Expenditures
                                            2005-06 Interim
                                                             ------------------------------------------------------------
                                                             -------------------
                                                                  Investment in   Transfers and Other              Total
                                                                                      Expenditures in     Infrastructure
                                                                 Capital Assets     Infrastructure(1)       Expenditures
-------------------------------------- --------------------- ------------------- --------------------- ------------------
-------------------------------------- --------------------- ------------------- --------------------- ------------------
Transportation
    Transit                                           1,649                 546                   397                943
    Highways                                          1,253               1,295                   116              1,411
    Other Transportation                                494                   2                    60                 62
Health
    Hospitals                                           274                 305                     -                305
    Other Health                                        180                  32                   172                204
Education
    School Boards                                     1,031                   -                 1,110              1,110
    Colleges                                             44                  13                     -                 13
    Universities                                         86                   -                    27                 27
Water/Environment                                       337                  10                   226                236
Municipal and Local Infrastructure(2)                   496                   2                   381                383
Justice                                                  96                  64                    53                117
Other                                                   497                 275                   232                507
-------------------------------------- --------------------- ------------------- --------------------- ------------------
-------------------------------------- ---------------------
Total(3)                                              6,437               2,544                 2,774              5,318
-------------------------------------- --------------------- ------------------- --------------------- ------------------
-------------------------------------------------------------------------------------------------------------------------
(1) Mainly consists of transfers for capital purposes to municipalities and universities, expenditures for servicing capital-related debt of schools, and expenditures for the repair and rehabilitation of schools. These expenditures are included in the Province's Total Expenses in Table A4.
(2) Municipal and local water and wastewater infrastructure investments are included in the Water/Environment sector.
(3) Total expenditures include $36 million in flow-throughs in Investment in Capital Assets (for provincial highways)
    and $208 million in flow-throughs in Transfers and Other Expenditures in Infrastructure ($31 million in
    Transportation, $26 million in Water/Environment, $150 million in Municipal and Local Infrastructure, and $1 million in Other Infrastructure).
-------------------------------------------------------------------------------------------------------------------------

SUMMARY OF LINE-BY-LINE CONSOLIDATED ORGANIZATIONS

         The government carries out a number of activities through government organizations that are consolidated on a line-by-line basis. In some circumstances, these organizations provide programs directly to the public. In other cases, they provide services to the government itself.

         Table A6 is included to provide information on the total revenues and expenses of these organizations, the provincial transfer payments they receive and their net impact on the Provincial deficit.

SUMMARY OF LINE-BY-LINE CONSOLIDATED ORGANIZATIONS                                                             TABLE A6
----------------------------------------------------------------------------------------------------------------------------

($ MILLIONS)
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
Ministry/Agency                                                                2005-06 Interim
----------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------
                                                                  Agency(1)                      Transfers  Net Increase/
                                                                                             from Province  (Decrease) to
                                                                                               Included in     Provincial
                                                                                            Agency Revenue        Deficit
----------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
                                                           Total         Total           Net
                                                                                   (Income)/
                                                         Revenue       Expense          Loss
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
Agriculture, Food and Rural Affairs
   Agricorp                                                  462           428          (34)           156              122
Attorney General
   Legal Aid Ontario                                         298           311            13           260              273
Culture
   Ontario Science Centre                                     35            35             -            18               18
   Ontario Trillium Foundation                               107           107             -           100              100
   Royal Ontario Museum                                       30            35             5            19               24
Economic Development and Trade
   Ontario Immigrant Investor Corporation                     11             5           (6)             -              (6)
Education
   Education Quality and Accountability Office                35            40             5            35               40
   Ontario Educational Communications Authority               79            76           (3)            59               56
Energy
   Independent Electricity System Operator(2)                157           144          (13)             -             (13)
   Ontario Energy Board                                       29            29             -             -                -
   Ontario Power Authority                                    27            27             -             -                -
Finance
   Ontario Financing Authority                                25            25             -            17               17
   Ontario Securities Commission                              68            66           (2)             -              (2)
Health and Long-Term Care
   Cancer Care Ontario                                       501           509             8           473              481
   Smart Systems for Health                                  116           116             -           107              107
Government Services
   Ontario Racing Commission                                  12            12             -             -                -
Municipal Affairs and Housing
   Ontario Housing Corporation                               117            79          (38)           116               78
Northern Development and Mines
   Northern Ontario Heritage Fund Corporation                 70           100            30            61               91
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
Public Infrastructure Renewal (PIR)
   Ontario Strategic Infrastructure Financing                 89            84           (5)            22               17
   Authority
   Ontario Realty Corporation (ORC)                           54            53           (1)            53               52
   ORC Operating as Agent for the Province(3)                722           717           (5)           723              718
Tourism
   Metropolitan Toronto Convention Centre                     47            42           (5)             -              (5)
   Ontario Place Corporation                                  19            19             -             3                3
   Ontario Tourism Marketing Partnership                      64            67             3            60               63
   Corporation
Transportation
   GO Transit                                                467           341         (126)           249              123
   Toronto Area Transit Operating Authority                   45             3          (42)            45                3
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
Total                                                      3,686         3,470         (216)         2,576            2,360
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
(1) The revenues and expenses of government organizations, except for government business enterprises, are consolidated on a line-by-line basis with ministry revenues and expenses. Adjustments are made to present the accounts of these government organizations on a basis consistent with the Province's accounting policies, e.g., conforming the accounting for capital grants received by an organization to the Province's accounting policy. These adjustments have been made to the agencies' revenues and expenses above except for interest revenue and interest expense adjustment.
    Upon consolidation, adjustments are made to eliminate significant interorganization transactions, e.g., transfers received from the Province.
(2)      The Ontario Electricity Financial Corporation (OEFC) has projected excess of revenue over expense of $1,085 million for 2005-06. As OEFC's revenues are dedicated to managing and retiring the debt and other liabilities of the former Ontario Hydro, OEFC is not included in this table as its activities are not comparable to the activities of other government organizations.
(3) ORC maintains several operating bank accounts that are held "in trust," administered on behalf of PIR, and relate directly to the operation of PIR-owned and -leased properties or services provided to other ministries or agencies of the Ontario Government. The activities reported under ORC Operating as Agent for the Province are shown separately as they will not be reflected on ORC's financial statements.
----------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

TEN-YEAR REVIEW OF SELECTED FINANCIAL AND ECONOMIC STATISTICS
($ MILLIONS)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

                                                                               1997-98          1998-99          1999-00
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Financial Transactions
Revenue                                                                         52,782           56,050           65,042
Expense
    Programs(2)                                                                 48,019           49,036           53,347
    Interest on Debt                                                             8,729            9,016           11,027
                                                                      ---------------------------------------------------
                                                                      ---------------------------------------------------
Total Expense(2)                                                                56,748           58,052           64,374
                                                                      ---------------------------------------------------
                                                                      ---------------------------------------------------
Surplus/(Deficit) Before Reserve                                               (3,966)          (2,002)              668
Reserve                                                                              -                -                -
                                                                      ---------------------------------------------------
                                                                      ---------------------------------------------------
Surplus/(Deficit)                                                              (3,966)          (2,002)              668
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Net Debt(3)                                                                    112,735          114,737          134,398
Accumulated Deficit(3)                                                         112,735          114,737          134,398
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Gross Domestic Product (GDP) at Market Prices                                  359,353          377,897          409,020
Personal Income                                                                289,537          304,652          321,702
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Population-- July (000s)                                                        11,228           11,367           11,506
Net Debt per Capita (dollars)                                                   10,041           10,094           11,681
Personal Income per Capita (dollars)                                            25,787           26,801           27,959
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Total Expense as a per cent of GDP                                                15.8             15.4             15.7
Interest on Debt as a per cent of Revenue                                         16.5             16.1             17.0
Net Debt as a per cent of GDP                                                     31.4             30.4             32.9
Accumulated Deficit as a per cent of GDP                                          31.4             30.4             32.9
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
1   Starting in 2005-06, the Province's financial reporting has been expanded to include hospitals, school boards and colleges using one-line consolidation. Total expense prior to 2005-06 has not been restated to reflect expanded reporting.
2   Starting in 2002-03, major tangible capital assets owned by Provincial ministries (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by Provincial ministries will continue to be accounted for as expense in the year of acquisition or construction. All capital assets owned by consolidated organizations are accounted for on a full accrual basis.
3   Net Debt is calculated as the difference between liabilities and financial assets. The annual change in Net Debt is equal to the Surplus/ Deficit of the Province plus the change in tangible capital assets and the change in net assets of hospitals, school boards and colleges. Accumulated Deficit is calculated as the difference between liabilities and total assets including tangible capital assets and net assets of hospitals, school boards and colleges. The annual change in the Accumulated Deficit is equal to the Surplus/Deficit. For fiscal 2005-06, the change in the Accumulated Deficit includes the opening combined net assets of hospitals, school boards and colleges that were recognized upon consolidation of these BPS entities.
Sources: Ontario Ministry of Finance and Statistics Canada.

[Pie chart showing the composition of revenue for 2006-2007 with personal income tax as the highest at 25%.]

-------------------------------------------------------------------------------------------------------------------------

[Pie chart showing the composition of total expenses for 2006-2007 with the health sector as the highest at 41%.]

[Pie chart showing the composition of program expenses for 2006-2007 with the health sector as the highest at 46%.]

-------------------------------------------------------------------------------------------------------------------------

                                                                                                                TABLE A7
                                                                                                                       .
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                                                Actual       Interim(1)             Plan
           2000-01          2001-02          2002-03          2003-04          2004-05          2005-06          2006-07
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

            66,294           66,534           68,891           68,400           77,841           83,939           85,730

            53,519           55,822           59,080           64,279           70,028           76,218           77,651
            10,873           10,337            9,694            9,604            9,368            9,090            9,429
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
            64,392           66,159           68,774           73,883           79,396           85,308           87,080
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
             1,902              375              117          (5,483)          (1,555)          (1,369)          (1,350)
                 -                -                -                -                -                -            1,000
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
             1,902              375              117          (5,483)          (1,555)          (1,369)          (2,350)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
           132,496          132,121          132,647          138,557          140,662          142,961          146,763
           132,496          132,121          118,705          124,188          125,743          113,053          115,403
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
           440,759          453,701          478,141          493,345          517,407          544,674          569,184
           347,653          361,187          370,599          382,211          396,757          415,600          435,133
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
            11,685           11,898           12,102           12,260           12,407           12,541           12,696
            11,339           11,104           10,961           11,302           11,337           11,399           11,560
            29,752           30,357           30,623           31,175           31,978           33,139           34,273
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
              14.6             14.6             14.4             15.0             15.3             15.7             15.3
              16.4             15.5             14.1             14.0             12.0             10.8             11.0
              30.1             29.1             27.7             28.1             27.2             26.2             25.8
              30.1             29.1             24.8             25.2             24.3             20.8             20.3
-------------------------------------------------------------------------------------------------------------------------